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                                 Exhibit 23.1



Consent of Independent Auditors


The Board of Directors
Carrier Access Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333- 71209 and 333-44904) on Form S-8 of Carrier Access Corporation of our reports dated January 18, 2001, relating to the consolidated balance sheets of Carrier Access Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related consolidated financial statement schedule, which reports appear in the December 31, 2000, Annual Report on Form 10-K of Carrier Access Corporation.



KPMG LLP


Boulder, Colorado
March 29, 2001